Exhibit 99.2

CLARIFICATION OF DEFERRED PAYMENT RIGHTS

RELATING TO PROPOSED MANAGEMENT BUYOUT

OF PDS GAMING CORPORATION

LAS VEGAS, NV – February 26, 2003 – PDS Gaming Corporation (NasdaqSC: PDSG) today announced further details regarding the deferred cash payment rights portion of the management buyout proposal previously announced by the Company.

On February 24, 2003, the Company announced that it had entered into a letter of intent with respect to a proposal submitted by a management group consisting of Johan P. Finley, Lona M.B. Finley and Peter D. Cleary to acquire all of the approximately 69% of the outstanding shares of the Company’s common stock not already owned by the management group for $1.25 per share in cash and an additional $1.50 per share in deferred cash payment rights.

The deferred payment rights represent the right to receive three equal installments of $.50 per share of common stock on, respectively, the first, second and third anniversaries of the closing of the transaction.  After the final deferred payment of $.50 is made on the third anniversary, total cash payments per share will total $2.75.  The holders of such deferred payment rights will have no rights as shareholders of the Company, and the rights themselves will not be transferable except pursuant to testamentary disposition or by operation of law.

The proposal is subject to, among other things, the execution of a definitive agreement, approval by a committee of the Company’s independent directors and by a majority of the Company’s shares not owned by the management group, the procuring of all necessary consents of the Company’s commercial lenders and the trustees under the indentures covering the Company’s outstanding debt securities (the “Indentures”), the securing of required approvals from all gaming regulatory agencies, the obtaining of the necessary financing, and the receipt by the Company of a favorable fairness opinion from an investment bank.  The management group intends, pursuant to the terms of the Indentures, to maintain the Company’s status as a public reporting company under the Securities Exchange Act of 1934 until July 1, 2004.  The management group further intends to keep the Company’s operations intact and maintain its headquarters at its present location.

For additional information, please contact:

Johan P. Finley

Chairman of the Board and CEO

PDS Gaming Corporation

6171 McLeod Drive

Las Vegas, NV  89120

(702) 736-0700

A PROXY SOLICITATION WITH RESPECT TO, OR TENDER OFFER FOR, THE OUTSTANDING SHARES OF PDS GAMING CORPORATION COMMON STOCK HAS NOT YET COMMENCED.  IF A PROXY SOLICITATION OR TENDER OFFER COMMENCES, EACH HOLDER OF COMMON STOCK OF PDS GAMING CORPORATION SHOULD READ THE PROXY STATEMENT OR TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER OR TENDER OFFER.  ONCE A FILING IS MADE, HOLDERS OF COMMON STOCK OF PDS GAMING CORPORATION CAN OBTAIN THE PROXY STATEMENT OR TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT ITS WEB SITE AT HTTP://WWW.SEC.GOV.  HOLDERS OF COMMON STOCK OF PDS GAMING CORPORATION MAY ALSO OBTAIN COPIES OF THE PROXY STATEMENT OR TENDER OFFER STATEMENT AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FREE BY CONTACTING JOHAN P. FINLEY AT THE COMPANY WHEN THE DOCUMENTS BECOME AVAILABLE.

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